EXHIBIT 21

LIST OF SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Organization
AWO, Inc.	Delaware
Astro-Med SRL	Italy
Astro-Med GMBH	Germany
Grass Technologies Corporation	Delaware
Grass Properties, Inc.	Delaware